Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Name	Jurisdiction
Maiden Insurance Company Ltd.	Bermuda
Maiden Holdings North America, Ltd.	Delaware
Maiden Re Insurance Services, LLC	Delaware
Maiden Reinsurance Company	Missouri